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                                                                  Exhibit (c)(3)

June 9, 1999

Meggitt PLC
Farrs House
Cowgrove
Wimborne Dorset BH21 4EL
United Kingdom

Dear Sirs:

     In consideration of your entering into the Agreement and Plan of Merger dated as of June 9, 1999 among Whittaker Corporation, Merger Subsidiary and you (the 'Merger Agreement'), I hereby agree that (i) I will tender, pursuant to the terms of the Offer, all of the Shares held by me as of the commencement of the Offer, (ii) during the term of this letter agreement I will not sell transfer or otherwise dispose of any Shares held by me, except pursuant to the terms of the Offer and (iii) I will not exercise any rights of appraisal under Delaware Law for the Shares held by me. This letter agreement shall terminate in the event of any termination of the Agreement.

     Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Merger Agreement.


                                            Yours truly,

                                                JOSEPH F. ALIBRANDI
                                            -----------------------
                                                JOSEPH F. ALIBRANDI